CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                MAR VENTURES INC.


     Pursuant to Section 242 of the General Corporation Law of Delaware, the undersigned corporation certifies to the Secretary of State of Delaware that:

     FIRST: The name of the corporation is Mar Ventures Inc.

     SECOND: The following amendment to the Certificate Of Incorporation was adopted by the Board Of Directors of the corporation at a meeting held on August 13, 1997 and by a majority of the stockholders of the corporation by written consent effective as of October 7, 1997, in the manner prescribed by the General Corporation Law of Delaware.

     Article FIRST of the Certificate Of Incorporation is amended to read in its entirety as follows:

          "FIRST. The name of the corporation is PYR Energy Corporation."

     THIRD: This Certificate Of Amendment is to become effective as of November 12, 1997.

     IN WITNESS WHEREOF, this Certificate Of Amendment has been signed this 30th day of October, 1997.

                                    MAR VENTURES INC.



                                     By:  /s/ D. Scott Singdahlsen
                                          --------------------------------------
                                          D. Scott Singdahlsen, President and
                                          Chief Executive Officer

ATTESTED BY:



/s/  Andrew P. Calerich
-------------------------------------------
Andrew P. Calerich, Chief Financial Officer